Exhibit 99.1

                HIGHLANDS BANKSHARES ANNOUNCES 2005 RESULTS

Highlands Bankshares, Inc. (OTCBB: HBSI) announces its results of operations for the year ended December 31, 2005.

Highlands Bankshares' 2005 operations produced annual net income of $3,802,000. This compares to income of $3,206,000 for the year ended December 31, 2004, an increase of 18.59%, and represents record net income for the company. Assets at December 31, 2005 were $337,573,000, an increase of 12.53% over assets of $299,992,000 at the end of 2004. Total shareholders' equity at December 31, 2005 was $33,992,000.

Income for the year produced a return on average assets (ROAA) of 1.21% and a return on average equity (ROAE) of 11.53%.compared to an ROAA of 1.07% and an ROAE of 10.36% achieved during 2004.

Along with the record annual earnings, fourth quarter 2005 income was also the highest quarterly income in Highlands' history. Earnings for the final quarter of the year were $1,092,000 and produced an ROAA of 1.31% and an ROAE of 12.72%.

During the fourth quarter of 2005, Highlands Bankshares purchased all the outstanding common stock of the National Bank of Davis ("Davis"). All operations of Davis were subsequently merged into The Grant County Bank ("Grant"), a subsidiary of Highlands Bankshares, Inc. with Grant surviving the merger. Davis operated two banking locations in Tucker County, West Virginia. These locations are now branches of The Grant County Bank.

During 2005, Highlands paid dividend to its shareholders totaling 82 cents per share.

Commenting on the 2005 results, Butch Porter, President and Chief Executive Officer said, "I am very happy to announce record annual income for Highlands Bankshares. Especially pleasing was the continued upward trend in both return on assets and return on equity. We have begun to reap profitability benefits from the seeds of operational growth sown during past years and also as a result of greater emphasis on management of our assets and liabilities toward increased returns."

Porter continued, "Along with record profitability, 2005 was an exciting year for Highlands with the addition of two new banking locations acquired through the purchase of the National Bank of Davis. We welcome the employees of these new locations and both existing and potential customers in the Tucker County market, and look forward to a long, beneficial business presence there."

Porter also took the opportunity to thank the employees and customers of Highlands Bankshares by saying, "We especially want to thank all the employees of Highlands and its subsidiary organizations for a job well done in 2005. We would also like to thank our customers for their business and look forward to continuing to serve their banking needs."


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In regard to the coming periods, Porter added, "Following up on the record 2005 results will be a challenge. Competition for both loans and deposits remains intense in our marketplace. Achieving continued high returns will require diligence throughout the coming year, both in terms of maintaining current customer relationships and acquisition of new customers, and with management of our operations toward continued growth in profitability."

Highlands Bankshares Inc. is a financial holding company operating 11 banking locations in West Virginia and Virginia through its two wholly owned subsidiary banks, The Grant County Bank and Capon Valley Bank, and insurance services through its wholly owned subsidiary HBI Life Insurance Company.

S.B. Hoover & Company, L.L.P, the independent auditor for Highlands Bankshares, Inc., as of February 13, 2006 had not issued an opinion letter relating to its audit of Highlands' 2005 results of operations or balance sheet as of December 31, 2005. Therefore, the results of operations for 2005 and asset and liability totals for December 31, 2005 contained in the text above should not be construed as audited results. Certain statements in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Although the Company believes that its expectations with respect to certain forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. The Company does not update any forward-looking statements that may be made from time to time by or on behalf of the Company.